Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-213373, No. 333-160162, No. 333-152746, No. 333-135222, No. 333-85657, No. 33-57131, No. 33-62968 and No. 33-33958) on Form S-8 of Moog Inc. of our report dated March 10, 2023 relating to our audit of the financial statements and supplemental schedule of Moog Inc. Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the Moog Inc. Retirement Savings Plan for the year ended September 30, 2022.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York
November 13, 2023